Exhibit 10.4.1

545 E. JOHN CARPENTER FREEWAY, SUITE 1300 IRVING, TX 75062 PH: 972-444-4900 NYSE: FCH

October 29, 2015

Thomas J. Corcoran, Jr.
c/o FelCor Lodging Trust Incorporated

Re:    Amendment to Change in Control and Severance Agreement

Dear Tom:

Your Change in Control and Severance Agreement contains a provision that could, under certain circumstances, allow an acquirer of FelCor to force you to retire and thereby deprive you of the benefits that you would otherwise be entitled to receive under that agreement. This is not the intended outcome and this letter will serve to amend your agreement to eliminate that possibility.

You and FelCor hereby agree that (i) notwithstanding any provision in your agreement to the contrary, termination of your employment by the Company (as defined in your agreement) by reason of Retirement (as defined in your agreement) shall, for all purposes of your Agreement, be deemed as other than for Cause and to give rise to Good Reason (as defined in your agreement) and (ii) the introduction to Section 6(c) of your agreement shall be and hereby is amended and restated to read in its entirety as follows:

(c) If your employment by the Company shall be terminated (y) by the Company other than for Cause or Disability or (z) by you for Good Reason, then you shall be entitled to all of the benefits provided below:

In all other respects, your Change in Control and Severance Agreement shall be, and it hereby is, hereby is confirmed and ratified and remains in effect and unchanged.

Please indicate your agreement with the following by executing this letter where indicated below and returning it to me at your earliest convenience.

Very truly yours,

FELCOR LODGING TRUST INCORPORATED

By:    /s/Jonathan H. Yellen
Jonathan H. Yellen
Executive Vice President

Accepted and agreed as of
the date first written above:

/s/Thomas J. Corcoran, Jr.
Thomas J. Corcoran, Jr.